                                                                  Execution Copy
                                                                  --------------

                             EMPLOYMENT AGREEMENT
                             --------------------

          The EMPLOYMENT AGREEMENT ("Agreement"), dated as of the 1st day of
                                     ---------
June, 2001 (the "Effective Date"), is entered into by and between MyPoints.com,
                 --------------
Inc. (the "Company") and John Steuart ("Employee"). In consideration of the
           -------                      --------
mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.   Employment and Duties. Subject to the terms of this Agreement, Employee
     ---------------------
     shall be employed by the Company as the Chief Financial Officer ("CFO") of the Company during the Term of the Agreement (as defined below). Employee agrees to (i) accept employment in such capacity, (ii) perform such duties and services as set forth herein and as may be reasonably assigned to him from time to time by the Chief Executive Officer of the Company (the "CEO") or the Board of Directors of the Company (the "Board"), and (iii) diligently devote his business time, skill and attention to such duties and services.

2.   Term of Employment.
     ------------------

     (a)  Term of Agreement.  Employee's employment shall be governed by the
          -----------------
          provisions of this Agreement for the period commencing on the Effective Date and terminating on the Termination Date (the "Term").
                                                                       ----
          The "Termination Date" shall be the earlier of (i) January 31, 2002,
               ----------------
          or (ii) the termination of this Agreement in accordance with the provisions of this Section 2 or Section 5.

     (b)  Death.  The obligations of each party hereunder shall immediately
          -----
          terminate without notice upon the death of Employee and the Company shall pay the Employee's estate all earned, but unpaid, compensation through the date of such termination.

     (c)  Disability.  If Employee becomes Disabled during the Term, this
          ----------
          Agreement may be terminated at the option of Employee upon notice of resignation to the Company or at the option of the Company upon notice to Employee. "Disabled" shall have the same meaning as may be set
                        --------
          forth in the Company's long-term disability insurance policy, if applicable, and if such policy does not exist, or the term is not defined, it shall be as reasonably determined by a physician designated by the Board and approved by the Employee. Upon termination due to Disability, the Company shall pay the Employee all earned, but unpaid, compensation through the date of such termination.

3.   Compensation.
     ------------

     (a)  Base Salary.  Employee shall be paid a base salary at the annual rate
          -----------
          of One Hundred and Eighty Thousand Dollars ($180,000) ("Base Salary"),
                                                                  -----------
          to be paid in accordance with the Company's standard payroll policy, as the same may be amended by the Company from time to time.

     (b)  Short Term Performance Incentive.  Employee will have the opportunity
          --------------------------------
          to earn a short term performance bonus, with a target of 25% of his annual Base Salary, for performance during the period from the consummation of the transactions set forth in the Agreement and Plan of Merger, dated as of June 1, 2001, between the Company, United NewVentures, Inc. and UNV Acquisition Corp. (the "Merger Agreement")
                                                            ----------------
          to

          December 31, 2001. The consummation of the transactions set forth in the Merger Agreement shall be the "Merger". Any short term bonus
                                             ------
          earned during said period will be paid by January 31, 2002 and, based upon the attainment of performance measures, the short term performance incentive bonus under this paragraph will range from 0% to 50% of the Base Salary. The bonus opportunity will be based upon objectives defined within the first thirty (30) days following the consummation of the Merger. The bonus opportunity will be based on a matrix containing the following components: (i) revenues, (ii) operating cash flow, and (iii) synergy capture/integration efforts. This matrix setting forth the bonus opportunity shall be attached to this Agreement as Exhibit A. For purposes of this Agreement, short term incentive bonus is not earned until the last day of the applicable performance period (except for as provided under Section 5(d) - relating to the termination by the Company not for Cause or by the Employee for Good Reason).

     (c)  Retention Bonus.  On January 31, 2002, Employee shall be paid a one-
          ---------------
          time lump sum payment equal to 40% of his Base Salary (the "Retention
                                                                      ---------
          Bonus"); provided, however, that no Retention Bonus shall become due
          -----    --------  -------
          and payable if Employee's Termination occurs prior to such date; and provided, however, that if Employee is terminated pursuant to Sections
          --------  -------
          5(b) or 5(d), the full Retention Bonus shall become due and payable as soon as practicable following such termination. For purposes of this Agreement, the Retention Bonus is not earned until January 31, 2002 (except for as provided under Section 5(d) - relating to the termination by the Company not for Cause or by the Employee for Good Reason).

     (d)  Benefits and Paid Leave.  Employee shall have the right to participate
          -----------------------
          in the Employee Benefit Plans of the Company ("Benefit Plans"),
                                                         -------------
          subject to such changes as may be approved or adopted by the Board from time to time. Employee will receive 20 days of Paid Leave for vacation, illness, disability or other personal needs, which shall accrue at a rate of 1/12` at the end of each month over the course of a year.

4.   Restrictive Covenants.  During the Term Employee covenants as follows:
     ---------------------

     (a)  Covenants.

          (i) Employee shall devote substantially all of his working time and energy to the performance of Employee's duties described herein.

          (ii) Employee shall not directly or indirectly provide services to or through any person, firm or other entity except the Company, unless otherwise authorized by the Company in writing.

          (iii) Employee shall not render any services of any kind or character for Employee's own account or for any other person, firm or entity without first obtaining the Company's written consent.

          (iv) Notwithstanding the foregoing, Employee shall have the right to perform such incidental services as are necessary in connection with (i) his private passive investments, but only if Employee is not obligated or required to (and shall not in fact) devote any managerial efforts which interfere with the services required to be performed by him hereunder, (ii) his charitable or community activities or (iii) participation in trade or professional organizations, but only if such incidental services do not significantly interfere with the performance of Employee's services hereunder.

     (b) Confidential Information. Both parties recognize that the services to be rendered under this Agreement and the knowledge now possessed by or which may be acquired by the Employee through employment with the Company or its affiliates are special, unique and of extraordinary character. The Employee, therefore, agrees that:

          (i) Except as specifically directed to do so by the Company or a court of competent jurisdiction, he will keep secret and confidential indefinitely all non-public information concerning the Company and its affiliates which was acquired by or disclosed to him during the course of his employment by the Company or any of its affiliates, and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use or otherwise misappropriate it in any way;

          (ii) Immediately upon his termination of employment with the Company for any reason, he will promptly return to the Company any and all records, documents, physical property, information or other material relating to the business of the Company obtained by him during the course of his employment with the Company or its affiliates; and

          (iii) Employee acknowledges that he has entered into an Employee Proprietary Information Agreement for the benefit of the Company and agrees that Employee will be bound by the terms and conditions of said agreement and the covenants contained herein. The terms and conditions of the Employee Proprietary Information Agreement and the covenants contained herein shall survive the termination of the Agreement.

     (c) Non-Solicitation. During his employment, and for a period of one (1) year from the date of termination, Employee shall not, without the prior written approval of the Company, directly or indirectly through any other individual or entity or otherwise solicit, entice, persuade or induce any individual who is under written contract of Employment with the Company or is employed by the Company to terminate or refrain from renewing or extending his or her employment with the Company or to become employed by or enter into contractual relations with any other individual or entity, and Employee shall not approach any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

     (d) Non-Competition. During the Term of the Agreement, and for a period of twelve months following the date of termination of the Agreement, the Employee shall not, without the prior written approval of the Company directly or indirectly, through any other individual or entity or otherwise, become or be interested in or associated with (whether as an officer, director, employee, agent, representative or otherwise) any individual or entity (other than the Company) engaged in any business in which the Company is engaged, in any market where the Company carries on such business; provided, however, that, anything
                                    --------  -------
          above to the contrary notwithstanding, the Employee may, after the date of this Agreement, own, as an inactive investor, securities of any corporation engaged in any such businesses described above which are listed on a national securities exchange or traded in the over-the-counter market, so long as such individual (or his spouse, parents, siblings, and children or any of their spouses or any of them together) shall not beneficially own more than 5% of the outstanding voting securities of such corporation.

     (e) Injunctive Relief. The Employee recognizes that in the event of his material breach of any of the provisions of this Section 4, the Company will incur substantial and irreparable damage, and, therefore, the Company shall, in addition to any other relief allowed in law or in equity, be entitled to seek preliminary and permanent injunctive relief from any court of competent jurisdiction.

5.   Termination
     -----------

     (a)  Cause.  The Company shall have the right to terminate Employee's
          -----
          employment at any time without prior notice for Cause.  "Cause" shall
                                                                   -----
          mean Employee has:

          (i) Violated any of the agreements or covenants contained in this Agreement which violation resulted in significant hardship to the Company, and which violation has remained uncured (if curable) for thirty (30) days following written notice to Employee by the Company;

          (ii) Committed an act of theft, embezzlement or felony with the Company; or

          (iii) Committed an act or failed to commit an act during the course of his performance of duties for the Company which action or failure to take action amounts to willful or wanton misconduct or gross negligence.

          If Employee is terminated for "Cause," Employee shall be paid all compensation earned, but unpaid, through the Termination Date, and the Company shall have no further obligation to the Employee under the Agreement.

     (b)  Good Reason.
          -----------

          (i) Employee may terminate his employment with the Company at any time during the Term of this Agreement for Good Reason. "Good
                                                                          ----
                 Reason" shall exist if Employee terminates his employment
                 ------
                 because, without his express written consent, (i) the Company materially breaches any of the terms of this Agreement, (ii) Employee's compensation is materially reduced, (iii) Employee is assigned duties materially inconsistent with Employee's position as CFO, or (iv) Employee is required to relocate outside of the San Francisco bay area.

          (ii) Employee hereby (i) acknowledges that the consummation of the Merger, and the continued employment of the Employee under the terms of this Agreement, shall not constitute Good Reason under
                 Section 5(b)(i) above, and (ii) waives any claim that he may have regarding the foregoing.

          (iii) Company hereby acknowledges that Section 5(b)(ii) shall not constitute a waiver of any right to claim that a Good Reason termination has occurred with respect to the occurrence of any events after the consummation of the Merger.

     (c)  [Intentionally Omitted]

     (d)  Termination other than for "Cause".  If the Company terminates the
          ---------------------------------
          employment of Employee for any reason other than as set forth in Sections 5(a) or (c), or Employee terminates his employment for Good Reason under Section 5(b), or the Company and Employee do not agree on mutually acceptable terms under which Employee will continue employment with the Company past January 31, 2002, Employee shall continue to receive the Base Salary, and shall continue to participate in the Benefit Plans in which he is participating at the time of termination, for a period of twelve (12) months from the date of termination. However, any payments pursuant to this Section 5(d) shall be contingent upon executing a full release of all claims arising from or relating in any way to Employee's employment such that, if Employee fails or refuses to properly execute the release as provided for above, he shall not be entitled to any of the benefits provided for in this Section 5(d); provided, however, that such contingency shall not
                             --------  -------
          limit the Employee's right to payment of compensation that is earned, but unpaid, through the Termination Date, which for purposes of this
          Section 5(d) includes, but is not limited to, a pro-rata short-term incentive bonus under Section 3(b) and the full Retention Bonus under
          Section 3(c).

     (e)  Termination by Employee other than for "Good Reason."  If the Employee
          ---------------------------------------------------
          terminates his employment with the Company other than for Good Reason, Employee shall be paid all compensation earned, but unpaid, through the Termination Date, and the Company shall have no further obligation to the Employee under the Agreement.

     (f)  Guarantee.  United NewVentures, Inc. shall guarantee the obligations
          ---------
          of the Company under Section 5(d) and Section 3(c) in the event that the Company has not paid such obligations within 10 business days after they become due and payable under the terms of this Agreement; provided, however that United NewVentures, Inc. shall have no obligation under this Section 5(f) if the Merger Agreement is terminated.

6.   Indemnification.
     ---------------

     (a) In addition to the indemnification under the Merger Agreement, the Employee shall be eligible for indemnification by the Company to the maximum extent provided in the Company By-Laws and under Delaware Law, as currently in effect.

     (b) The Company shall not take any action that would impair the Employee's rights to indemnification under the Company By-Laws.

     (c) The Employee shall be entitled to coverage under the directors and officers liability insurance coverage maintained by the Company, whether self insured or otherwise.

7.   Assignment of Technology Rights.  Employee shall promptly furnish to the
     -------------------------------
     Company a complete record of any and all technological ideas, inventions and improvements, whether patentable or not, which he, solely or jointly, may conceive, make or first disclose during the Term unless otherwise agreed in writing by the Company. Any patent filed by the Company during the Term of the Agreement, or during the first year following the Termination Date hereunder, shall be conclusively presumed to have been conceived or made during the Term, or any extension thereof.

     Employee agrees to and does hereby grant and assign to the Company, or its nominee, his entire right, title and interest in and to any ideas, inventions and improvements coming within the scope of the Agreement:

     (a) Which relate in any way to the business or activities (including research and development activities) of the Company; or

     (b) Which are suggested by or result from any work or task of Employee for the Company, together with any and all domestic and foreign patent rights in such ideas, inventions and improvements. Employee agrees to execute specific assignments and do anything else reasonably requested by the Company at any time during or after the Term, or any extension thereof, to secure such rights.

     Employee acknowledges, by execution of this Agreement, that he has been notified of the limitations placed upon this Section 7 under the provisions of California Labor Code Section 2870 as set forth in Exhibit B attached hereto. Employee agrees to advise Company promptly in writing of any inventions that Employee believes meet the criteria in California Labor Code Section 2870.

8.   Successors and Assigns.  The provisions of the Employment Agreement shall
     ----------------------
     inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, and Employee, the personal representative of his estate and his heirs and legatees; provided, however, that (a) Employee
                                        --------  -------
     shall not assign, transfer or delegate his rights or obligations hereunder and any attempt to do so shall be void, and (b) Company shall not assign, transfer or delegate its rights or obligations hereunder without giving the Employee thirty (30) days prior written notice of any such assignment, transfer or delegation.

9.   Notices.  Any and all notices, demands or other communications required or
     -------
     desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served either personally or, if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, service shall be conclusively deemed made at the time of the receipt by the party to whom such notice, demand or other communication is sent. Any and all notices, demands or other communications shall be delivered to the following address:

     To the Company:           MyPoints.com,.Inc.
                               1375 E. Woodfield Rd., Suite 300
                               Schaumburg, IL 60173
                               ATTN: Senior Vice President and General Counsel

     To Employee:              Mr. John Steuart
                               2033 Hearst Ave.
                               Berkley, CA 94709

                               With a copy to :
                               Mr. John D. Galarnyk, Esq.
                               HDDGP
                               30 N. LaSalle St., Suite 4300
                               Chicago, IL 60602

     Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

10.  Waivers. No waiver of any term or provision of the Agreement shall be valid
     -------
     unless such waiver is in writing signed by the party against whom enforcement of the waiver is sought. In the case of the Company, such waiver shall be signed by the President, or at least one (1) member of the Company's Board of Directors. The waiver of any term or provision of the Agreement shall not apply to any subsequent breach of the Agreement.

11.  Entire Agreement.
     ----------------

     (a)  General. Except as is specifically provided for in the current stock
          -------
          option plan, the Company By-Laws (as in effect as of the Effective
          Date), or as specifically reference herein, this Agreement contains the entire understanding and agreement between the Employee and the Company relating to the Employee's retention as an employee of the Company, and the Agreement may not be amended, modified or supplemented in any respect, except by a subsequent written agreement entered into between the Employee and the Company.

     (b)  Prior Employment Agreement. This Agreement supercedes and replaces in
          --------------------------
          its entirety any prior employment agreement between the parties hereto, and from and after the Effective Date any such prior employment agreement shall become null, void and unenforceable.

12.  Governing Law.  The provisions of this Agreement shall be construed and
     -------------
     interpreted under the laws of the State of Delaware. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permitted by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.

13.  Arbitration.  The parties hereto agree that any and all disputes that arise
     -----------
     out of this Agreement shall be resolved through final and binding arbitration, as specified herein. Binding arbitration shall be conducted in the county in which the non-enforcing party's principal residence or place of business is then located in accordance with the rules and regulations of the American Arbitration Association. Each side shall bear its own attorneys' fees; that is, the arbitrator shall not have the authority to award attorneys' fees unless a statutory section at issue in the dispute
                           ------
     authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. The parties understand and agree that the arbitration shall be instead of any jury trial and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

14.  Counterparts.  The Agreement may be executed in more than one counterpart,
     ------------
     each of which shall be deemed as original, but all of which together shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the day and year first above written.

COMPANY:  MyPoints.com, Inc.


By: /s/ Craig S. Stevens
    ---------------------------------
Its: Senior V.P. and General Counsel
     --------------------------------

EMPLOYEE:  John Steuart

/s/ John Steuart
-------------------------------------

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                                   EXHIBIT A
                                   ---------

                               BONUS OPPORTUNTIY.
                               -----------------

                                       9
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                                   EXHIBIT B
                                   ---------

                       CALIFORNIA LABOR CODE SECTION 2870


(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

     (i) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated or development of the employer; or

     (ii) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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